Exhibit 10.15

ASSET PURCHASE AND SALE AGREEMENT

ASSET PURCHASE AND SALE AGREEMENT dated as of the 7th day of October, 2004 by and between FEAKINS HOWSON PARTNERSHIP, a Pennsylvania General Partnership, with offices at 1200 West Penn Grant Road, Lancaster, PA 17603 (the “Seller”), and EYE CARE INTERNATIONAL, INC., a Delaware corporation, with offices at 1511 N. Westshore Boulevard, Suite 925, Tampa, FL 33607 (the “Purchaser”).

W I T N E S S E T H :
WHEREAS, the Seller desires to sell to the Purchaser all of Seller's rights pertaining to a “Technology” as hereinafter defined which Technology includes, in part, without limitation, the technology described in that certain Technology Transfer Agreement dated February 21, 1992 between Howard I. Freedman, MD and Jeremy P. Feakins (the “Technology Agreement”); and
WHEREAS, the Purchaser desires to purchase The Technology upon the terms and conditions set forth herein:
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
1.          Definitions.
1.1.       “Technology” means all that which is described in this subparagraph 1.1 and subparagraphs 1.2, 1.3 and 1.4, including confidential and trade secret information of Feakins Howson Partnership and Sight 4 Kids, Inc. (as transferred to Feakins Howson Partnership immediately prior to the execution of this Agreement) relating to a certain “Photoscreening Camera System” as more particularly described in that certain US Patent No. 4,989,968, entitled “Photoscreening Camera System” together with all of the inventions and claims described therein (the”Patent”), including all additions and modifications thereto, whether or not filed for patents and/or patented as part of the Patent or separate thereto, including all design, fabrication, production, manufacturing techniques, know-how, technical information and data, equipment design, tooling design, tooling manufacture details regarding the said system, whether or not same is patented or patentable.
1.2.       “Patent Rights” means the entire right, title and interest in and to the Technology, including, but not limited to, Patent No. 4,989,968, and applications for Letters Patent relating to the Technology and all continuations, divisions or continuations-in-part of such applications as well as all Letters Patent which shall issue thereon; all applications and patents which may issue therefrom with respect to the aforedescribed system, together with any reissues, reexaminations or extensions of such Letters Patent. Patent Rights also includes the entire right, title and interest in and to the inventions disclosed and claimed in such Letters Patent and applications for Letters Patent, whether or not patentable.

1.3.       “Patented Technology” shall mean the following: (i) that certain US Patent No. 4,989,968 entitled “Photoscreening Camera System” together with all of the inventions and claims described therein (the “Patent”); and (ii) all foreign patent applications and any patents that may issue thereon.
1.4       “Trademark” shall mean any trademark and/or service mark heretofore, at any time, used by Seller and/or Sight 4 Kids, Inc. in connection with, directly or indirectly, the Technology.
1.5       “Purchase Price” shall mean: (i) the issuance, at Closing, to Seller (or Seller’s Designee(s)) of 750,000 shares of the Purchaser’s Class A common stock; (ii) the issuance, at Closing, to Sight 4 Kids, Inc. (and/or its designee(s)) of 187,500 shares of Purchaser’s Class A common stock; (iii) the issuance, on or before a date which is one year from the date of Closing, at Purchaser’s election, to Feakins Howson Partnership (or its designee(s) of 1,250,000 shares of Purchaser’s Class A common stock; and (iv) the issuance, on or before a date which is one year from the date of Closing, to Sight 4 Kids, Inc. (or its designee(s) of 312,500 shares of Purchaser’s Class A common stock. Purchaser agrees to register the shares issuable to Seller pursuant to the provisions of “(i)” and “(iii)” above of an S-8 Registration Statement, or such other form as may be selected by counsel, promptly upon the issuance of said securities to Seller. Provided, however, that Seller will unless otherwise consented to by Purchaser, abide by the Section 144 Selling Formula as if Seller has held Purchaser’s securities for more than one year but less than a two-year period. Purchaser and Seller can mutually select counsel to prepare and file the Registration Statement with instructions to proceed as promptly as possible, and each will fully cooperate with expediting said counsel with a view towards expediting said filing.

1.6       “Closing” shall mean October 7, 2004, the date on which this Agreement is signed by all parties.
1.7       “Reversionary Rights” shall mean the reversion of the Technology to Seller in the event Purchaser fails, neglects or otherwise refuses to pay that portion of the purchase price referred to in subparagraph 1.5 (ii) and (iii) and Seller elects to exercise its right or reversion as described in Article II.

ARTICLE II
2.          Sale and Purchase of Technology.
(A.) In consideration of the delivery to Seller and Sight 4 Kids, Inc. (and/or their respective designee(s) of the shares of Purchaser’s Class A common stock as referred to in subparagraph 1.5 above and Purchaser’s obligations as otherwise set forth herein, Seller hereby sells, transfers and assigns to Purchaser, free and clear of any and all liens, charges, rights, claims and other encumbrances, other than those set forth in this Agreement, and Purchaser hereby purchases all rights, title and interest in and to the Technology including the Patent Rights.
(B.) The Technology, including the Patent Rights shall, at Seller’s election, be reassigned to Seller in the event the conditions set forth in subparagraph 1.5 above are not met or waived by Seller. In this connection, it is specifically understood that in the event Purchaser either cannot or elects not to meet the conditions set forth in subparagraph 1.5 (ii) and (iii) above, Seller shall have five (5) days following one year from the date of Closing to either demand a reassignment of the Technology, including the Patent Rights, or waive Purchaser’s said obligations. A failure of Seller to notify Purchaser of such election within the above time shall be deemed a waiver of Purchaser’s said obligations.

ARTICLE III
3.          Agreement Subject to Freedman Technology Transfer. Purchaser is aware that Seller is the owner of the Technology pursuant and subject to the Technology Agreement. Subject to the accuracy of Seller’s representations as set forth in Article IV below, for so long that this Agreement remains in full force and effect, Purchaser shall perform all of the obligations of Jeremy P. Feakins, as Purchaser under the Technology Agreement.

ARTICLE IV
4.          Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser the following as of the Closing Date:
4.1       Organization and Good Standing. Seller is a partnership duly organized and validly existing and in good standing under the laws of the State of Pennsylvania.
4.2       Authority. The Seller has legal power to enter into this Agreement and perform its obligations hereunder and the same will not violate any provision of law. The execution and delivery of this Agreement and any and all other documents to be executed and delivered by the Seller in accordance herewith, and the consummation of the transactions contemplated hereby, have been approved by all requisite acts of the Seller's partners and/or board of directors, as the case may be.
4.3       Title to Assets. Seller has good and marketable title to all of the Technology, including the Patent Rights, free and clear of all claims, liens and encumbrances, and the execution of this Agreement and the performance by Seller of its obligations hereto, including the transfer of the Technology to Purchaser will not violate any other agreement to which the Seller or Jeremy P. Feakins is a party, and all conditions precedent, if any, to said transfer have been met.

4.4       Compliance With Law. Seller is not in violation of any laws, governmental orders, rules or regulations with respect to the Technology, including the Patent Rights.
4.5       Litigation. Except for Seller’s pending litigation as a Plaintiff against Lexotica and LensCrafters, which litigation and proceed therefrom be retained exclusively by Seller, there are no actions, suits, proceedings or investigations (including any purportedly on behalf of Seller) relating to the Technology, including the Patent Rights, pending or threatened against or affecting the Technology, including the Patent Rights, whether at law or in equity or admiralty or before or by any governmental department, commission, board, agency, court or instrumentality, domestic or foreign; nor is Seller operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality, domestic or foreign, relating to the Technology, including the Patent Rights.
4.6       The Technology Agreement, dated February 21, 1992, as herein before described is in full force and effect.
4.7       Neither Seller nor its predecessors in interest are in default under the Technology Agreement and, in particular, the “Purchaser’s” obligations under subparagraphs 4.01.1, 4.01.2, 4.02, 4.03, 4.04 and 4.05 under the Technology Agreement have either been waived or satisfied and that the Purchaser thereunder is not in default or breach with respect to any other items set forth in Article 7.01 of said agreement.

4.8       Purchaser will execute and deliver such additional documents as may reasonably be requested to evidence the sale, transfer and assignment of the Technology, including the Patent Rights, to enable Purchase to record same. Additionally, Seller shall deliver all physical embodiments (written, or otherwise, including taped notes, if any), including that relating to all work in progress.
4.9       The letters annexed hereto as Exhibits 1 and 1(A) were, respectively, effective to (i) terminate any and all rights which Sight 4 Kids, Inc. may have or claim to have in and to the Technology, including the Patent Rights; and (ii) comply with any and all obligations of Feakings Howson Partnership to the Freedman Technology Transfer Agreement.

ARTICLE V
5.          Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller the following as of the Closing Date:
5.1       Authority. The Purchaser has legal power to enter into this Agreement and perform its obligations hereunder and the same will not violate any provisions of law or of the Certificate of Incorporation or By-Laws of the Purchaser. The execution and delivery of the Agreement and all other documents to be executed and delivered by the Purchaser in accordance herewith, and the consummation of the transactions contemplated hereby, have been approved by all requisite acts of the Purchaser's shareholders and/or board or directors, as the case may be.

5.2       Validity, etc. This Agreement has been duly executed and delivered by the Purchaser, is a valid and binding obligation and agreement of it enforceable in accordance with its terms (subject to any applicable bankruptcy or similar laws affecting the enforcement of creditors' rights generally). The execution, delivery and performance of this Agreement and the acquisition of the Technology, including the Patent Rights, to be acquired by the Purchaser hereunder will not violate or result in a breach of or constitute a default under any agreement, judgment or decree to which it is a party or by which it or its properties or assets are bound. Seller and Purchaser represent that, except as otherwise set forth in this Agreement, no third party consents, approvals or any permits, authorizations, or actions of any federal, state or local authority are required in connection with the consummation of the transactions provided for in this Agreement.

ARTICLE VI
6.          Sale Documents. At the Closing, or as soon thereafter as may be practicable (not to exceed two weeks from the date of Closing), the Seller shall deliver to the Purchaser all documents required to transfer title and ownership of the Technology, including the Patent Rights, to the Purchaser including, but not limited to, a duly executed Bill of Sale and any and all other documents which are reasonably deemed necessary by the parties or their respective attorneys to give effect to the transaction contemplated hereby.

6.1       Resolutions.
(A) At the Closing, or as soon thereafter as may be practicable (not to exceed two weeks from the date of Closing), the Seller shall deliver to the Purchaser copies of resolutions of the partners of the Seller, in a form reasonably satisfactory to the Purchaser, approving and authorizing the transactions contemplated hereby, certified in each case by the Secretary of the Seller.
(B.) At the Closing, or as soon thereafter as may be practicable (not to exceed two weeks from the date of Closing), the Purchaser shall deliver to the Seller copies of resolutions of the shareholders and/or board of directors of the Purchaser, in a form reasonably satisfactory to the Seller, approving and authorizing the transactions contemplated hereby and certified in each case by the Secretary of the Purchaser.

ARTICLE VII
7.          Delivery of Assets. On the Closing Date of this Agreement, Seller shall deliver to Purchaser copies of all business records and agreements of Seller relat-ing to the Technology, including the Patent Rights.

ARTICLE VIII
8.          Conduct Prior to Closing.  Between the date hereof and the Closing, and except as otherwise expressly consented to in writing in advance or approved in writing in advance by Purchaser:

(A.)    Regular Course of Business. Seller shall carry on its business diligently and substantially in the same manner as heretofore conducted, and shall not institute any new methods of management, accounting or operation or engage in any transaction or activity relating to the Technology, including the Patent Rights, enter into any agreement or make any commitment relating to the Technology, including the Patent Rights, except in the usual and ordinary course of business and consistent with past practice as limited by the more restrictive provisions of this Agreement, where applicable, or as otherwise specifically contemplated by this Agreement and not in violation thereof.
(B.)    Certain Changes. Except as permitted by this Agreement, without the prior written consent of Purchaser, Seller will not permit or cause the Technology, including the Patent Rights, to be subjected to any lien.
8.1       No Default. Seller shall not do any act or omit to do any act, which will cause a breach of any contract or commitment of Seller or which would cause the breach of any representation, warranty or covenant made hereunder.

ARTICLE IX
9.          Closing. The closing of the transactions contemplated hereby shall take place on or about the 7th day of October, 2004, and may be executed in counterpart by the parties hereto.

ARTICLE X
10.          Personal Obligations of Jeremy P. Feakins and James K.Howson. Annexed hereto as Schedule A is a listing of various obligations relating to, but not liens upon, the Technology, including the Patent Rights, some of which obligations being personally guaranteed by either Jeremy P. Feakins and/or James K. Howson.
Purchaser shall, without assuming said obligations, use its best efforts to compromise and/or otherwise liquidate those obligations which have been personally guaranteed by Messrs. Feakins and Howson and may, in it sole judgment, compromise and/or liquidate such of those obligations which have not been so personally guaranteed but which are nonetheless deemed by the Purchaser to be in Purchaser’s best interest for purposes of ultimately maturing the Technology, including the Patent Rights, as contemplated by this Agreement.

ARTICLE XI
11.          Consulting Arrangement. The Seller agrees to enter into an agreement with Purchaser pursuant to which the partnership will oversee and/or, at Purchaser’s request, assist Purchaser in the manufacturing of the PhotoScreener. In exchange for said services, Purchaser shall pay Seller a sum equal to Seller’s net profit, before taxes, in the manufacturing of the PhotoScreener as determined from Seller’s financial books and records for the last six (6) months of Seller’s manufacturing activities. This arrangement shall continue for so long as Purchaser maintains its ownership rights in the Technology.

ARTICLE XII
12.          Cooperation. The parties shall cooperate with each other fully with respect to actions required or requested to be undertaken with respect to tax audits, administrative actions or proceedings, licensing applications, litigation and any other matters that may occur after the Closing Date, and each party shall maintain and make available to the other party upon request all corporate, tax and other records required or requested in connection with such matters.

ARTICLE XIII
13.          Invalidity and Severability. If any provisions of this Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement and, to that extent, the provisions of this Agreement are intended to be and shall be deemed severable.

ARTICLE XIV
14.1       Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to be effective only if delivered by hand or overnight courier, or duly mailed by certified or registered mail, return receipt requested, to the parties at their respective addresses set forth first hereinabove, or to such other address as each party may specify by written notice to the other from time to time in accordance with the terms of this Paragraph 13.

14.2.       Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed and enforced, exclusively by, and in accordance with, the laws of the State of Florida and the parties hereto consent to in personum jurisdiction by the courts of the State of Florida and with respect to any alleged breach by a party to this Agreement.
14.3       Benefits, etc. The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors, heirs and assigns of the respective parties hereto.
14.4       Entire Agreement; Changes. This Agreement and the instruments delivered in accordance herewith constitute the entire agreement between the parties and supersede all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof. This Agreement may be modified, amended or supplemented only by a writing signed by the party against whom enforcement of such modification, amendment or supplement is sought.
14.5       Assignment. The parties agree that neither party shall have the right to assign any of their respective rights, duties or obligations under this Agreement without the prior written consent of the other party, which consent may be withheld or denied by said party in its sole and absolute discretion
14.6       Waiver. Waiver by any party of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

14.7.       Brokers. The parties agree that no broker was involved in this transaction. Each party agrees to indemnify and hold the other harmless from and against any claim, liability, cost and expense (including reasonable attorneys' fees) that may be incurred by it to any broker as a result of the acts of the other party.
ARTICLE XV
15.          “Whereas” Clauses. The “Whereas” clauses are incorporated herein by reference.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first above written.

SELLER:
FEAKINS HOWSON PARTNERSHIP.

By: /s/ Jeremy P. Feakins
Jeremy P. Feakins, Partner

PURCHASER
EYE CARE INTERNATIONAL, INC.

By: /s/ Clark A. Marcus
Clark A. Marcus, President and CEO